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Exhibit 23

Independent Auditors' Consent

The Board of Directors
Tom Brown, Inc.

        We consent to the incorporation by reference in the registration statements Nos. 33-42991, 33-60191, 33-60842, 333-13157, 333-30069, 333-42011, 333-56577, 333-69353, 333-89031, 333-89033, 333-31426, 333-51320, 333-57814 and 333-74268 on Form S-8 of Tom Brown, Inc. of our report dated March 6, 2003, with respect to the consolidated balance sheets of Matador Petroleum Corporation as of December 31, 2002 and 2001 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report is included in this Form 8-K/A of Tom Brown, Inc.

KPMG LLP

Dallas, Texas
August 1, 2003

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  Exhibit 23
Independent Auditors' Consent